UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-A


FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934


PAYSTAR COMMUNICATIONS CORPORATION
(Exact name of Registrant as specified in charter)


     NEVADA                                        86-0885565
State or other jurisdiction of               I.R.S. Employer I.D. No.
incorporation or organization


1110 WEST KETTLEMAN LANE, SUITE 48, LODI, CA             95240
(Address of principal executive offices)               (Zip Code)

   If this form relates to the             If this form relates to the
   registration of a class of securities   registration of a class of securities
   pursuant to Section 12(b) of the        pursuant to Section 12(g) of the
   Exchange Act and is effective           Exchange Act and is effective
   pursuant to General Instruction         pursuant to General Instruction
   A.(c), please check the following       A.(d), please check the following
   box.                                    box.  X

Securities Act registration statement file number to which this form relates:
333-93919, declared effective May 12, 2000.

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

     Title of each class:  Common Stock, Par Value $.001

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.

     The registrant is authorized to issue 100,000,000 shares of common stock, par value $.001 per share. All common shares are equal to each other with respect to voting, and dividend rights, and are equal to each other with respect to liquidations rights. Special meetings of the shareholders may be called by the Chairman, the Board of Directors, the President, the chief executive officer, or upon the request of holders of at least one-tenth of the outstanding voting shares. Holders of common shares are entitled to one vote at any meeting of the shareholders for each common share they own as of the record date fixed by the Board of Directors. At any meeting of shareholders, a majority of the outstanding common shares entitled to vote, represented in person or by proxy, constitutes a quorum. A vote of the majority of the common shares represented at a meeting will govern, even if this is substantially less than a majority of the common shares outstanding. Holders of shares are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to shareholders. There are no conversion, pre-emptive or other subscription rights or privileges with respect to any share. There are no sinking fund provisions. The shares do not have cumulative voting rights, which means that the holders of more than fifty percent of the common shares voting for election of directors may elect all the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors.

Item 2.  Exhibits.

None

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   PayStar Communications Corporation


Date: December 21, 2000               By /s/ William D. Yotty, Chairman


Date: December 21, 2000               By /s/ Harry Martin, Chief Financial
                                             Officer and Principal Accounting
                                              Officer